UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 6, 2005

ATHEROGENICS, INC.

(Exact Name of Registrant as Specified in Charter)

Georgia	0-31261	58-2108232

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

8995 Westside Parkway Alpharetta, GA 30004

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (678) 336-2500

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

     On January 6, 2005, AtheroGenics, Inc. (the “Registrant”) entered into a definitive agreement (the “Agreement”) to sell $175 million in aggregate principal amount of 1.5% convertible notes due 2012 (the “Notes”) in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. The Notes will be convertible prior to maturity into shares of common stock, no par value per share, of the Registrant (the “Common Stock”) at a conversion rate of 38.5802 shares of Common Stock per $1,000 principal amount of Notes, which represents an initial conversion price of approximately $25.92 (subject to adjustment). The Registrant has also granted to the initial purchasers an option to purchase an additional $25 million of Notes. The closing of the offering is expected to occur on January 12, 2005.

     The Notes and the shares of Common Stock issuable upon conversion of the Notes will not be registered under the Act and may not be offered or sold absent registration or an applicable exemption from registration requirements.

Item 8.01. Other Events

     A copy of the press release relating to the pricing of the Notes offering is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(c)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATHEROGENICS, INC.
Date: January 7, 2005	By:	/s/ Mark P. Colonnese
Mark P. Colonnese
Senior Vice President of Finance and Administration and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 7, 2005.